Exhibit 4.36

MOBILEWOO TECHNOLOGY HOLDINGS LIMITED

SHARES PURCHASE AGREEMENT

THIS SHARES PURCHASE AGREEMENT (this “Agreement”) is made as of October 2, 2014 by and among:

(A)	Northern Light Venture Capital II, Ltd., a company organized and existing under the laws of the Cayman Islands (“Northern Light”);

(B)	Sina Hong Kong Ltd., a company organized and existing under the laws of Hong Kong (“Sina”);

(C)	MobileWoo Technology Holdings Limited, a company organized and existing under the laws of the Cayman Islands (the “Company”);

(D)	MobileWoo Technology Limited, a company organized and existing under the laws of the British Virgin Islands (the “Founders’ BVI Holding Entity”);

(E)	MobileWoo (China) Technology Development Limited , a company organized and existing under the laws of Hong Kong (the “HK Sub”);

(F)	Beijing MobileWoo Technology Co., Ltd. , a company organized and existing under the laws of the People’s Republic of China (the “PRC”, which for the purpose of this Agreement shall exclude Hong Kong, Taiwan and Macau) (the “WFOE”);

(G)	Beijing MobileWo Information Technology Co., Ltd. , a company organized and existing under the laws of the PRC (“Beijing M15”);

(H)	Beijing MobileWu Information Technology Co., Ltd. , a company organized and existing under the laws of the PRC (“Beijing MobileWu”, together with Beijing M15, each a “Domestic Company”, and collectively, the “Domestic Companies”);

(I)	Shenzhen Taoshenbian Electronic Commerce Co., Ltd. , a company organized and existing under the laws of the PRC (“Shenzhen Taoshenbian”, together with the WFOE and the Domestic Companies, each a “PRC Group Company”, and together, the “PRC Group Companies”);

(J)	Mr. Zhi Zhu , a PRC citizen, holding PRC resident identification card number 362527197705190039 (“Mr. Zhu”, together with the Company, the Founders’ BVI Holding Entity, the HK Sub and the PRC Group Companies, each a “Warrantor”, and together, the “Warrantors”); and

(K)	Sungy Mobile Limited, a company organized and existing under the laws of the Cayman Islands (the “Purchaser”).

The Company, the HK Sub and the PRC Group Companies are collectively referred to as the “Group Companies”, and each, a “Group Company”. Northern Light and Sina are collectively referred to as the “Selling Shareholders”, and each, a “Selling Shareholder”. The Selling Shareholders, the Group Companies, the Founders’ BVI Holding Entity, Mr. Zhu and the Purchaser are collectively referred to as the “Parties”, and each, a “Party”.

1. RECITALS

A. The Company holds 100% equity interest in the HK Sub;

B. The HK Sub holds 100% equity interest in the WFOE;

C. The WFOE entered into a series of contractual arrangements with the Domestic Companies;

D. Beijing M15 holds 80% equity interest in Shenzhen Taoshenbian; and

E. The Selling Shareholders and the Company desire to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Shareholders and the Company, certain number of Series A Preferred Shares and Series B Preferred Shares on the terms and conditions set forth in this Agreement.

2. PURCHASE AND SALE

A. Sale and Purchase of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (defined below):

(i)	each Selling Shareholder agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase from such Selling Shareholder, such number of Series A Preferred Shares and Series B Preferred Shares (as applicable) of the Company as set out opposite the name of such Selling Shareholder in Schedule 1 (collectively, the “Sale Shares”) and together with all rights attaching thereto including the right to receive all dividends and distributions (the “Share Transfer”);

(ii)	the Company agrees to sell and issue to the Purchaser, and the Purchaser agrees to purchase from the Company, 3,445,833 Series B Preferred Shares of the Company (the “New Shares”, together with the Sale Shares, the “Shares”) (the “Share Subscription”)

B. Redemption. At the Closing, the Company shall redeem 3,445,833 Ordinary Shares of the Company (the “Redemption Shares”) from the Founders’ BVI Holding Entity (the “Redemption”).

C. Capitalization Table. The capitalization table of the Company immediately after the Closing is set forth in Schedule 2 hereto.

D. Closing. The consummation of the Share Transfer, the Share Subscription and the Redemption shall concurrently take place by way of exchange of documents and signatures between the Parties as soon as practicable, but in no event later than five (5) Business Days (defined below) following the satisfaction of the Conditions Precedent (defined below), or at such other date, time or place or by other means as the Purchaser, the Company and the Selling Shareholders may mutually agree (the “Closing”). The date on which the Closing occurs shall be the “Closing Date”. Subject to the terms and conditions of this Agreement, at the Closing:

(i)	The Purchaser shall pay to each of the Selling Shareholders and the Company the purchase price (the “Purchase Price”) as set out opposite the name of such Selling Shareholder or the Company in Schedule 1 as payment in full for the Shares, by wire transfer of immediately available fund in US$ to the applicable bank accounts designated by such Selling Shareholder or the Company;

(ii)	The Company shall, and the Selling Shareholders shall cause the Company to, deliver to the Purchaser

(a) a copy of the updated register of members of the Company certified by the registered agent of the Company, reflecting the Share Transfer, the Share Subscription and the Redemption;

(b) a copy of the updated register of directors of each of the Company and the HK Sub certified by the registered agent of the Company and the HK Sub respectively, reflecting the appointment of one (1) director nominated by the Purchaser (the “Preferred Director”) to, and the removal of two (2) directors nominated by the Selling Shareholders from, the board of directors of the Company (the “Board” or “Board of Directors”) and the HK Sub respectively; and

(c) the new share certificate(s) for the Shares in the name of the Purchaser.

E. Conditions of the Parties’ Obligations at Closing.

(i)	The Purchaser’s obligation to purchase the Shares at the Closing is subject to the satisfaction of the following conditions (the “Conditions Precedent”):

(a) Representations and Warranties and Covenants. The representations and warranties made by the Selling Shareholders and the Warrantors in Section 3 hereof shall be true and correct in all material respects as of the date of the Closing, except for representations and warranties made expressly as of another date, which representations and warranties shall be true and correct in all material respects on and as of such date. The Selling Shareholders and the Warrantors shall have performed all covenants, obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(b) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

(c) Consents and Waivers. Each Group Company shall have obtained all consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any governmental authority or regulatory body, and (ii) the waiver by the existing shareholders of each Group Company (as applicable) of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance or sale of the Shares and the Redemption.

(d) Memorandum and Articles of Association. The Third Amended and Restated Memorandum of Association of the Company (the “Amended Memorandum”) and the Third Amended and Restated Articles of Association of the Company (the “Amended Articles”), in substantially the form attached hereto as Exhibit A, shall have been adopted by the special resolution of the members of the Company and shall be in full force and effect.

(e) Members Agreement. The Group Companies, the Purchaser, the Founders (as defined in the Members Agreement, the “Founders”) and the Founder’s BVI Holding Entity shall have entered into the Amended and Restated Members Agreement, in substantially the form attached hereto as Exhibit B.

(f) Right of First Refusal and Co-Sale Agreement. The Group Companies, the Purchaser, the Founders and the Founder’s BVI Holding Entity shall have entered into the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, in substantially the form attached hereto as Exhibit C.

(g) Voting Agreement. The Company, the Purchaser, the Founders and the Founder’s BVI Holding Entity shall have entered into the Second Amended and Restated Voting Agreement, in substantially the form attached hereto as Exhibit D.

(h) Restricted Share Agreement. The Company, the Purchaser, the Founders and the Founder’s BVI Holding Entity shall have entered into the Amended and Restated Restricted Share Agreement (“Restricted Share Agreement”), in substantially the form attached hereto as Exhibit E.

(i) Indemnification Agreements. The Company shall have entered into an indemnification agreement, in substantially the form attached hereto as Exhibit F, with the Preferred Director.

(j) Board of Directors of the Company and the HK Sub. Effective as of the Closing Date, the authorized size of the board of directors of each of the Company and the HK Sub shall be four (4), and Mr. Zhu, Wei Zhang, Xue Guo and Yuqiang Deng shall be the initial members of the board of directors (each a “Director”).

(k) ESOP. The Company shall have adopted, and its shareholders and the Board shall have approved, a stock option plan with 5,777,777 shares of Ordinary Shares, and the Board shall have approved the issuance of such 5,777,777 shares of Ordinary Shares to Mr. Zhu pursuant to the approved stock option plan (the “ESOP Issuance”).

(l) Compliance Certificate. The Warrantors shall have delivered to the Purchaser a certificate dated as of the Closing Date, signed by Mr. Zhu certifying that the Conditions Precedent have been satisfied.

(m) No Material Adverse Change. There is no material adverse change on the business, operation, assets, liabilities or the financial conditions of the Group Companies prior to the Closing.

(n) Certificate of Good Standing. The Company shall deliver to the Purchaser a Certificate of Good Standing from the registrar of companies of the Cayman Islands with respect to the Company dated within ten (10) days prior to the Closing.

(o) Due Diligence. The Purchaser shall have completed their legal, financial, technical and business due diligence investigation of the Group Companies as well as the Founders to their reasonable satisfaction.

(ii)	The Selling Shareholders’ and the Company’s obligation to sell the Shares to the Purchaser at the Closing is, subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects on the date of the Closing and the Purchaser shall have performed all covenants, obligations and conditions herein required to be performed or observed by it on or prior to the date of the Closing.

(b) Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS AND THE WARRANTORS

A. Each of the Selling Shareholders and the Warrantors hereby severally but not jointly represents and warrants to the Purchaser that the following statements are all true, correct and complete in all material respects as of the date hereof and as of the Closing:

(i)	Capacity and Authority. It/he has full right, power and authority and (if applicable) has duly authorized its authorized representative to be the signatories of this Agreement to execute and deliver this Agreement, to perform its obligations hereunder, to consummate the transactions contemplated hereby. It is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened.

(ii)	Authorization and Validity of Agreements. This Agreement has been duly authorized, executed and delivered by it/him and is the legal, valid and binding obligation of it/him, enforceable in accordance with its terms. It/he has taken all actions required to approve the execution and delivery by it of this Agreement.

B. Each Selling Shareholder hereby further severally but not jointly represents and warrants to the Purchaser that the following statements are all true, correct and complete in all material respects as of the date hereof and as of the Closing:

(i)	Share. The Sale Shares to be sold by such Selling Shareholder are fully and validly issued, fully paid and non-assessable. Such Selling Shareholder has full legal and beneficial ownership and right to its Sale Shares, free from any liens, charges, encumbrances, security interests, claims, or third party rights (the “Encumbrances”) except for any restrictions on transfer under applicable securities laws, the Articles of Association, the Memorandum of Association, the Members Agreement and/or the Right of First Refusal and Co-Sale Agreement of the Company, and there is no agreement to give or create any Encumbrance over such Sale Shares. Upon sale and delivery of the Sale Shares of such Selling Shareholder to the Purchaser, the Purchaser shall acquire good legal and beneficial title to and complete ownership of such Sale Shares, free from any Encumbrances, except for any restrictions on transfer under applicable securities laws, the Articles of Association, the Memorandum of Association, the Members Agreement and/or the Right of First Refusal and Co-Sale Agreement of the Company.

(ii)	Approvals. Other than the necessary consents of the shareholders and the board of directors of such Selling Shareholder to the sale of the Shares which shall have been obtained as of the Closing Date, no consent or approval of any person is required under any contract binding upon such Selling Shareholder, or constitutional documents, instrument, judgment, order, writ, decree, statute, rule, or regulation applicable to such Selling Shareholder or under any applicable law, to permit the execution, delivery and performance of this Agreement by such Selling Shareholder.

(iii)	Exempt Offering. The sale and delivery of the Sale Shares by such Selling Shareholder pursuant to this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and from the registration or qualification requirements of any other applicable securities laws and regulations.

C. Each Warrantor further severally and jointly represents and warrants to the Purchaser that the statements as set out in Part One of Schedule 3, subject to the disclosure letter (the “Disclosure Letter”) set out in Part Two of Schedule 3, are all true, correct and complete in all material respects as of the date hereof and as of the Closing. The disclosure of any matter in the Disclosure Letter or in the documents referred to, in or attached to the Disclosure Letter shall be effective only for the purposes of qualifying the representation or warranty to which the disclosure specifically refers to, and not for the purpose of qualifying any other representation or warranty.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

A. The Purchaser hereby represents and warrants to the other Parties that the following statements are all true, correct and complete in all material respects as of the date hereof and as of the Closing:

(i)	Capacity and Authority. It has full right, power and authority and has duly authorized its authorized representative to be the signatories of this Agreement to execute and deliver this Agreement, to perform its obligations hereunder, to consummate the transactions contemplated hereby. It is not insolvent and no receiver has been appointed over any part of its assets and no such appointment has been threatened.

(ii)	Authorization and Validity of Agreements. This Agreement has been duly authorized, executed and delivered by it and is the legal, valid and binding obligation of it, enforceable in accordance with its terms. It has taken all actions required to approve the execution and delivery by it of this Agreement.

(iii)	Purchase for Own Account. The Shares to be purchased hereunder from the Company and the Selling Shareholders are being acquired for investment for the Purchaser’s own account, not as a nominee or agent.

5. ADDITIONAL COVENANTS

A. Each Warrantor, jointly and severally, shall indemnify, defend and hold the Purchaser and its respective officers, directors, members, partners, affiliates, employees, agents and representatives (collectively, the “Indemnitees”) harmless against all liability, loss, and damage (including taxes thereon) together with all reasonable costs and expenses related thereto (including reasonable legal fees and expenses), relating to or arising from (i) the untruth, inaccuracy or breach in any material respect of any of the representations, warranties, covenants or agreements of the Warrantors under the Transaction Agreements (defined in Schedule 3), (ii) the execution or delivery of any such agreement or any other agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto (other than the Purchaser) of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including as may be commenced by third parties), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; and provided that none of Mr. Zhu’s assets other than the Ordinary Shares held either directly or indirectly by him shall in any respect be used to satisfy any of his indemnity obligations hereunder. In the event that any Indemnitee claims any such right of indemnification, such Indemnitee shall provide to the Warrantors prompt written notice thereof, together with reasonable detail regarding such claims and in the event that such claim involves third party claims, allow the Group Companies, as applicable, at its expense to defend such claim(s) on the Indemnitee’s behalf.

B. Within thirty (30) Business Days after the Closing, the Warrantors shall procure that each PRC Group Company shall have successfully completed the registrations with the competent administration and commerce for the appointment of the Preferred Director as a director of such PRC Group Company.

C. The Company shall use its reasonable best endeavors to seek a Qualified IPO (as defined in the Amended Articles) on a recognized stock exchange within five (5) years after the Closing, and the Warrantors other than the Company shall use their reasonable endeavors to procure such Qualified IPO.

D. From the Closing, each Group Company shall appoint a Purchaser-designated CPA firm as auditor of such Group Company subject to approval of the Board (including affirmative vote of the Preferred Director).

E. Each Group Company will restrict its free cash to short-term, liquid deposits at sound financial institutions.

F. Within thirty (30) days after the Closing, the Warrantors shall procure that a domestic company nominated by the Purchaser shall have become a duly registered shareholder of each Domestic Company holding such percentage of equity interest equaling to the Purchaser’s ownership percentage in the Company on a fully diluted basis (the “Onshore Restructuring”). The aggregate purchase price to be paid for such equity interest in the Domestic Companies under the Onshore Restructuring shall be RMB621,270 in total.

G. Within ten (10) days after the completion of the Onshore Restructuring, the Warrantors shall procure that the WFOE, the Domestic Companies and the registered shareholders of the Domestic Companies shall have entered into a series of controlling agreements (the “New Controlling Agreements”) in substantially the form attached hereto as Exhibit G.

H. Within thirty (30) days after the execution of the New Controlling Agreements, the Warrantors shall procure that the WFOE, the Domestic Companies and the registered shareholders of the Domestic Companies shall have successfully completed the registrations with the competent administration and commerce for the share pledge pursuant to the New Controlling Agreements.

I. Within thirty (30) days after the Closing, the Warrantors shall procure that each person who directly or indirectly owns any shares in the Company and who is subject to SAFE Circular 37 (defined below) shall have completed the amendment registration required under such regulation with respect to the transactions contemplated under this Agreement.

6. MISCELLANEOUS

A. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of Hong Kong without regard to principles of conflicts of laws.

B. Dispute Resolution. Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties. The arbitration shall be held in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”); (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of HKIAC in any such arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The Parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each Party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

C. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

D. Counterparts. This Agreement may be executed in five (5) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that Party.

E. Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

F. Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by 15 days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 6F). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

G. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Parties.

H. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable laws. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

I. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the Parties with respect to the subject matter of this Agreement. Any prior or contemporaneous agreement, discussion, understanding or correspondence among the Parties (including any prior representations or warranties given by the parties) regarding the subject matter of this Agreement is superseded by this Agreement.

J. Further Assurances. From and after the date hereof, the Parties hereto shall execute and deliver such instruments, documents or other writings, and shall take such further actions, as may be reasonably necessary or desirable to carry out and to effectuate fully the intent and purpose of this Agreement.

K. Rights Cumulative. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

L. Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein” “hereof” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, (viii) all references to dollars are to currency of the United States of America, and (ix) “Business Days” means any day other than a Saturday, a Sunday or public holiday on which commercial banks in Hong Kong are open for business.

M. No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

N. No Presumption. The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

O. Specific Performance. Each of the Parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other Party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the Parties hereto agrees that in the event of any such breach the aggrieved Party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The Selling Shareholder:

NORTHERN LIGHT VENTURE CAPITAL II, LTD.

By:	/s/ Jeffrey Lee
Print Name of Authorized Signatory: Jeffrey Lee
Title of Authorized Signatory: Managing Director

Mail Address of Northern Light Venture Capital II, Ltd.: Suite 1720, Hutchison House 10 Harcourt Road, Central Hong Kong

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The Selling Shareholder:

SINA HONG KONG LTD.

By:	/s/ Charles Chao
Print Name of Authorized Signatory: Charles Chao
Title of Authorized Signatory: Chairman of the Board

Mail Address of Sina Hong Kong Ltd.: Unit 1-3, 20/F, Futura Plaza, 111-113 How Ming Street, Kwun Tong, Kowloon, Hong Kong

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The Company:

MOBILEWOO TECHNOLOGY HOLDINGS LIMITED.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo Technology Holdings Limited:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Founders’ BVI Holding Entity:

MOBILEWOO TECHNOLOGY LIMITED

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo Technology Limited:

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

HK Sub:

MOBILEWOO (CHINA) TECHNOLOGY DEVELOPMENT LIMITED

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo (China) Technology Development Limited

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

WFOE:

BEIJING MOBILEWOO TECHNOLOGY CO., LTD.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Legal Representative

Mail Address of Beijing MobileWoo Technology Co., Ltd.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Beijing M15:

BEIJING MOBILEWO INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Legal Representative

Mail Address of Beijing MobileWo Information Technology Co., Ltd.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Beijing MobileWu:

BEIJING MOBILEWU INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Legal Representative

Mail Address of Beijing MobileWu Information Technology Co., Ltd.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Shenzhen Taoshenbian:

SHENZHEN TAOSHENBIAN ELECTRONIC COMMERCE CO., LTD.

By:	/s/ Wei Zhang
Print Name of Authorized Signatory: Wei Zhang
Title of Authorized Signatory: Legal Representative

Mail Address of Shenzhen Taoshenbian Electronic Commerce Co., Ltd.

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

Mr. Zhu:

ZHI ZHU

By:	/s/ Zhi Zhu

Mail Address of Zhi Zhu

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The Purchaser:

SUNGY MOBILE LIMITED

By:	/s/ Yuqiang Deng
Print Name of Authorized Signatory: Yuqiang Deng
Title of Authorized Signatory: Chairman and Chief Executive Officer

Mail Address of Sungy Mobile Limited:

Signature Page to Share Purchase Agreement

Schedule 1

Schedule of the Shares and the Purchase Price

No.	Seller	Purchaser	Number of Shares	Purchase Price (USD)
1	Northern Light Venture Capital II, Ltd.	Sungy Mobile Limited	11,500,000 Series A Shares	1,220,085
			5,743,056 Series B Shares	4,035,000
2	Sina Hong Kong Ltd.		5,743,056 Series B Shares	2,035,000
3	The Company		3,445,833 Series B Shares	1,182,942

	Total:		26,431,945	8,473,027

Schedule 2

Capitalization Table of the Company after immediately the Closing

Shareholders	Number of Ordinary Shares	Number of Series A Preferred Shares	Number of Series B Preferred Shares	Number of Total Shares	Shareholding Percentage
Zhi Zhu (including the shares indirectly held through the Founders’ BVI Holding Entity)	26,331,944	0	0	26,331,944	45.85%
Xue Guo (indirectly held through the Founders’ BVI Holding Entity)	1,555,556	0	0	1,555,556	2.71%
Wei Yang (indirectly held through the Founders’ BVI Holding Entity)	1,555,556	0	0	1,555,556	2.71%
Jian Chen (indirectly held through the Founders’ BVI Holding Entity)	1,555,556	0	0	1,555,556	2.71%
The Purchaser	0	11,500,000	14,931,945	26,431,945	46.02%

Total:	30,998,612	11,500,000	14,931,945	57,430,557	100%

Schedule 3

Part One Further Representations and Warranties of the Warrantors

For purposes of this Schedule 3, any reference to a party’s “knowledge” means such party’s best knowledge after due and diligent inquiries of officers, directors, and other employees of such party reasonably believed to have knowledge of the matter in question.

1. Incorporation, Organization, Good Standing and Qualification

A. The Company is an exempted company limited by shares duly incorporated, validly existing and in good standing under the Companies Law of the Cayman Islands. The Company has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted. The Company is qualified to do business and is in good standing in each jurisdiction as now conducted or presently proposed to be conducted.

B. The HK Sub is duly organized, validly existing and in good standing under, and by virtue of, the laws of Hong Kong. The HK Sub is duly qualified to transact business and is in good standing in each jurisdiction as now conducted or presently proposed to be conducted. Since its incorporation to date, the HK Sub’s activities have been confined solely to passive investment holding and it has not commenced business or entered into any contracts or commitments since incorporation other than those of a routine administrative nature.

C. Each PRC Group Company is a company duly organized and existing under the laws of the PRC, and has all powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as now conducted and as presently proposed to be conducted. Each PRC Group Company has paid all such governmental fees, taxes and stamp duty required to be paid by it under applicable PRC and other laws prior to or upon Closing. Copies of the business license, articles of association, and other organizational documents of the PRC Group Companies, as amended to date, have been delivered to the Purchaser and are true, correct and complete and are in full force and effect.

2. Due Authorization. All corporate action on the part of each Warrantors, its respective officers, directors and shareholders (as applicable) necessary for the authorization, execution and delivery of this Agreement and documents executed and delivered in connection with the transactions contemplated hereby (the “Transaction Agreements”), the authorization, issuance, reservation for issuance and delivery of all of the New Shares, the Redemption, the performance of its or his respective obligations under the Transaction Agreements, has been taken or will be taken prior to the Closing. The Transaction Agreements are valid and binding obligations of each Warrantor, enforceable in accordance with their respective terms, subject, subject to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The New Shares are not subject to any preemptive rights, rights of first refusal, or Encumbrances of any kind except for rights imposed under the Transaction Agreements.

3. Capitalization.

A. A complete and current list of all registered equity holders of each Group Company as of the date hereof is set forth in the Disclosure Letter, indicating the amount of equity interest held by each such equity interest holder.

B. The authorized share capital of the Company is and as of the Closing will be US$8,100.00. The authorized share capital of the Company consists, or will consist of the following immediately prior to the Closing:

(i)	58,013,888 Ordinary Shares, of par value US$0.0001 per share (the “Ordinary Shares”), of which 28,666,667 shares are issued and outstanding; 5,777,777 shares of Ordinary Shares reserved for issuance to employees pursuant to its employee stock option plan adopted by the Board, under which no options to purchase shares are issued and outstanding as of the date of this Agreement.

(ii)	11,500,000 Series A preferred shares, of par value US$0.0001 per share, all of which are designated as Series A Preferred Shares (the “Series A Preferred Shares”), all of which are issued and outstanding;

(iii)	11,486,112 Series B preferred shares, of par value US$0.0001 per share, all of which are designated as Series B Preferred Shares (the “Series B Preferred Shares”, together with the Series A Preferred Shares, the “Preferred Shares”), all of which are issued and outstanding. The Ordinary Shares and the Preferred Shares shall have the rights, preferences, privileges and restrictions set forth in the Amended Articles.

(iv)	The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.

(v)	The Company has reserved:

(a) the New Shares for issuance pursuant to this Agreement;

(b) 26,431,945 shares of Ordinary Shares (as may be adjusted in accordance with the provisions of the Amended Articles) for issuance upon conversion of the Preferred Shares (together, the “Conversion Shares”); and

(c) 5,777,777 shares of Ordinary Shares authorized for issuance to employees pursuant to its employee stock option plan as adopted by the Board, under which no options to purchase shares are issued and outstanding as of the date of this Agreement.

(vi)	The rights, preferences, privileges and restrictions of the Shares are as stated in the Amended Articles. The Shares are convertible into Ordinary Shares on a one-for-one basis as of the date hereof, and the consummation on the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of Preferred Shares.

(vii)	At the date of the Closing the outstanding shares of Ordinary Shares and Preferred Shares are respectively owned by the shareholders and in the numbers specified in Schedule 2.

(viii)	Except as provided in the Restricted Share Agreement and unless otherwise approved by the Board of Directors (including the Preferred Director), no share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment (whether actual or constructive); (ii) any merger, consolidated sale of shares or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

(ix)	The Sale Shares are, and the New Shares when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Amended Articles and applicable law, will be validly issued, fully paid and nonassessable. Except as set forth in the Transaction Agreements, the Shares and the Conversion Shares will be free of any Encumbrances; provided, however, that the Shares and the Conversion Shares are subject to restrictions on transfer under the securities laws of PRC, U.S. state and/or federal and other jurisdictions. Except as set forth in the Transaction Agreements, the Shares and the Conversion Shares are not subject to any preemptive rights or rights of first refusal.

(x)	Except for the conversion privileges of the Preferred Shares, and the rights provided pursuant to the Transaction Agreements, there are no options, warrants or other rights to purchase any of the Company’s authorized and unissued capital shares.

4. PRC Group Companies.

A. The registered capital of each PRC Group Company is fully paid as required and one hundred percent (100%) duly vested in the respective shareholders of such entity in accordance with applicable PRC rules and regulations. There are no outstanding rights, or commitments made by the PRC Group Companies or any of its investors, joint venture partners and owners, to issue, purchase or sell any equity interest in the PRC Group Companies.

B. The Disclosure Letter contains a complete list of the real properties used or maintained by the PRC Group Companies. Except as disclosed in the Disclosure Letter, none of the PRC Group Companies maintains any office or branch or other real properties.

C. The WFOE, the Domestic Companies and the Founders have entered into a serious controlling agreements (the “Controlling Agreements”) to establish effective control over the business and operation of the Domestic Companies by a captive structure, and the Controlling Agreements are valid and in full force.

D. All share transfer transactions with regard to each of the PRC Group Companies are valid. The constitutional documents relating to each of the PRC Group Companies are valid and have been duly approved or issued (as applicable) by the appropriate PRC authorities and are valid and in full force.

E. All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority, permits or licenses (the “Governmental Authorizations”) required under PRC laws for the due and proper establishment and operation of each of the PRC Group Companies as currently operated, or contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect.

F. All filings and registrations with the PRC authorities required in respect of each of the PRC Group Companies and its operations, including the registrations with the Ministry of Commerce, the Ministry of Industry and Information Technology, the State Administration for Industry and Commerce, the State Administration of Foreign Exchange, tax bureau, customs authorities, product registration authorities, health regulatory authorities and the local counterpart of each of the aforementioned governmental authorities, as applicable, have been duly completed in accordance with the relevant rules and regulations.

G. None of the PRC Group Companies has received any letter or notice from any relevant authority notifying it of the revocation of any Governmental Authorization, permit or license issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

H. With respect to any land use right, building, property and investment held or leased by each of the PRC Group Companies, it has exclusive, full and unimpaired legal and beneficial ownership of its rights, leasehold interests, property and investments free from any mortgages or security interests of any nature, third party rights, conditions, orders or other restrictions and has obtained all necessary approvals and effected all necessary registrations with government authorities with respect thereto.

I. All requisite formalities in respect of the importation of machinery, equipment, parts, tools and materials by the PRC Group Companies have been and will be complied with in accordance with the relevant PRC laws and regulations.

J. Each of the PRC Group Companies has been conducting its business activities within its respective permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities.

K. Each of the PRC Group Companies does not have any reason to believe that any Governmental Authorization, license or permit requisite for the conduct of any part of its business which are subject to periodic renewal will not be granted or renewed by the relevant PRC authorities.

L. With regard to employment and labor matters, each of the PRC Group Companies has complied with all applicable PRC laws and regulations, including laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions and the like.

M. Each of the PRC Group Companies owns all properties and assets, including proprietary rights, necessary for its respective operations as presently conducted.

5. Valid Issuance of Shares. All presently outstanding Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable and free of any Encumbrances, and such Ordinary Shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws and regulations, including the Securities Act, and all other anti-fraud and other provisions of applicable securities laws and regulations.

6. Financial Statements. The Disclosure Letter contains the balance sheets of each PRC Group Company as of 31 March 2014, and the cash flow statements and the income statements of each PRC Group Company for the one month period then ended 31 March 2014 (all such financial statements being collectively referred to herein as the “Financial Statements”). Such Financial Statements (a) accord with the books and records of each PRC Group Company, (b) are true, correct and complete and present fairly the financial condition and state of affairs of each PRC Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with accounting principles generally accepted in the PRC (the “PRC GAAP”), except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of each PRC Group Company’s debts, liabilities and obligations of any nature in all material respects, whether due or to become due, as of their respective dates (including absolute, accrued, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the PRC GAAP, and each PRC Group Company has good and marketable unencumbered title in any material respect to all assets set forth on the balance sheets included in the respective Financial Statement.

7. Liabilities. No Group Company has any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which the Group Company has otherwise become directly or indirectly liable, except (i) as reflected on the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$10,000 in the aggregate. None of the Group Companies is unable to pay its debts as and when they fall due or is subject to any insolvency proceedings or has had a receiver, liquidator or administrator appointed over its assets.

8. Title to Properties and Assets. Each Group Company has good and marketable title to all respective properties and assets reflected on the Financial Statements, in each case subject to no Encumbrance or claims of any party. With respect to the property and assets it leases, each Group Company and the lessor are in compliance in all material respects with such leases and the Group Company holds valid leasehold interests in such assets free of any Encumbrances or claims of any party other than the lessors of such property and assets.

9. Activities Since 31 March 2014. Since 31 March 2014 and until Closing, except as contemplated by this Agreement, none of the following events has occurred with respect to any Group Company:

A. any declaration or payment of any dividend, or authorization or payment of any distribution upon or with respect to any class or series of its capital shares or any other equity interest;

B. any incurrence of indebtedness for money borrowed or any other liabilities, except for the obligations or liabilities incurred in the ordinary course of business;

C. any loans or advances to any person except for those incurred in the ordinary course of business;

D. any sale, exchange, assignment, or other disposition of any material assets or rights (including any proprietary rights or other intangible assets) or creation of any Encumbrance on any of its material assets or rights;

E. any agreements or transactions with any of its officers, directors or employees or any entity controlled by any of such individuals or with its shareholders or persons related to such shareholders, or any agreement on transaction with any other party that is outside the ordinary course of business;

F. any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its assets, properties, financial condition, operating results, prospects or business as presently conducted and as presently proposed to be conducted;

G. any waiver of a valuable right or of a debt owed to it;

H. any satisfaction or discharge of any claim or Encumbrance or payment of any obligation, except for those made in the ordinary course of business;

I. any material change or amendment to a contract or arrangement by which any Group Company is bound or subject except in the ordinary course of business;

J. any material change in any compensation arrangement or agreement with any present employee, contractor or director;

K. any resignation or termination of any of its directors or key officers; or

L. any other event or condition of any character which would materially affect its assets, properties, financial condition, operating results or business.

10. Intellectual Property; Status of Proprietary Rights.

A. Each Group Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of each Group Company as presently conducted, the lack of which could reasonably be expected to have a Material Adverse Effect (defined below), without any conflict with or infringement of the rights of others. For purpose of this Agreement, a “Material Adverse Effect” means any change, event or effect (the “Effect”) that, individually or in the aggregate, would or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business, operations, assets, results of operations or business prospects of the Group Companies as a whole, or to the ability of Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be cured at any time or whether the Purchaser has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect, provided that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (x) any Effect that results from changes in general economic conditions or changes generally affecting industries in which any member of the Group Company operates which does not disproportionately impact the Group Company; or (y) any matter that has been disclosed in the Disclosure Schedule to the extent so disclosed; or (z) changes in applicable laws or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions, in each case, which do not disproportionately impact the Group Companies. The Disclosure Letter contains a complete list of the patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications for each Group Company. Except for agreements with its own employees or consultants, standard end-user license agreements, standard marketing agreements and agreements entered in the ordinary course of each Group Company’s business, there are no outstanding options, licenses or agreements relating to the Intellectual Property, and none of the Group Companies is bound by or is a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. No Group Company has received any written communication alleging that any Group Company has violated or, by conducting its business as currently conducted, would violate any of the Intellectual Property of any other person or entity, nor is any Group Company aware of any basis therefor. No Group Company is obligated to make any payment by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted. To the knowledge of the Warrantors, there are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which any Group Company is a party or by which it is bound which involve indemnification by any Group Company with respect to infringements of Intellectual Property.

B. No Breach by Employees. No Group Company is aware that any of its employees and the Founders is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of such Group Company or that would conflict with such Group Company’s business as presently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of any Group Company’s business by the employees of such Group Company, nor the conduct of any Group Company’s business as presently conducted, will, to the knowledge of the Warrantors, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. None of the Group Companies believe it is or will be necessary to use any inventions of any of its employees made prior to their employment by the Group Companies, except for inventions that have been validly and properly assigned or licensed to such member of the Group Companies as of the date hereof.

11. Contracts.

A. Material Contracts and Obligations. All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or shareholders of any Group Company; or (iii) obligate any Group Company to share, license or develop any product or technology are listed in the Disclosure Letter and have been provided to the Purchaser and its counsel. For purposes of this Section 11, “material” shall mean any agreement, contract, indebtedness, liability, arrangement or other obligation either (i) having an aggregate value, cost, liability or amount of US$100,000 or more, or (ii) not terminable upon no more than thirty (30) days notice without penalty or obligation.

B. Validity and Status. All the material contracts listed on the Disclosure Letter are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies. To the best knowledge of the Warrantors, there is no existing default or breach by any party thereto and no Group Company has received any notice or claim or allegation of default or breach thereof from any party thereto.

12. Litigation. There is no action pending or currently threatened against any Group Company, any Group Company’s activities, properties or assets or against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, any Group Company. There is no factual or legal basis for any such action. To the knowledge of the Warrantors, no Group Company is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action by any Group Company currently pending or which it intends to initiate.

13. Governmental Consents. All Governmental Authorizations on the part of each Group Company required in connection with the consummation of the transactions contemplated herein have been obtained and are currently effective. The Founders have caused each shareholder holding Ordinary Shares of the Company being a PRC resident that is subject to the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Roundtrip Investment via Special Purpose Vehicles (“SAFE Circular 37”) issued by the PRC State Administration of Foreign Exchange (“SAFE”) on 4 July 2014 and any of the implementing measures or supplementing guidelines have completed any registration required thereby.

14. Compliance with Other Instruments. To the knowledge of the Warrantors, no Group Company is in, nor will the conduct of business of any Group Company as proposed to be conducted result in, any violation, breach or default of any constitutional document of any Group Company, or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which any Group Company is a party or by which it may be bound, or of any provision of any judgment, decree, order, statute, law, rule or regulation applicable to or binding upon any Group Company. The execution, delivery and performance of and compliance with the Transaction Agreements and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any such constitutional documents, any such contract, agreement or instrument or to the knowledge of the Warrantors, a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any charge or Encumbrance upon any asset of any Group Company.

15. Rights of Registration and Voting Rights. Except as provided in the other Transaction Agreements, no Group Company is under any obligation to register under the Securities Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as contemplated in the other Transaction Agreements, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in the Transaction Agreements, none of the Warrantors is a party to or has any knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

16. Tax Matters. The provisions for taxes in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable taxes of each Group Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any tax returns or reports by any applicable governmental agency, and none are threatened or pending. Each Group Company has duly filed all tax returns required to have been completed and filed by it and paid all taxes shown to be due on such returns in a timely manner. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

17. Obligations of Management. Each employee of each Group Company is identified in the Disclosure Letter, and to the knowledge of the Warrantors, each such employee is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of a Group Company. No Group Company is aware that any such employee is planning to work less than full time at a Group Company in the future. To the knowledge of the Warrantors, no such employee is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

18. Confidentiality, Invention Assignment and Non-Competition Agreement. Each current employee of each Group Company (including the Founders other than Jian Chen) has entered into an agreement regarding confidentiality, invention assignment and non-competition (the “Confidentiality and Non-Competition Agreement”) substantially in the form attached hereto as Exhibit H, containing at a minimum, to the extent applicable and permitted under the applicable law, a two (2) year post termination non-competition and non-solicitation covenant, with the relevant Group Company in a form approved by the Purchaser.

19. Interested Party Transactions. No officer or director of a Group Company or any affiliate of any such person has any agreement, understanding, or proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them, except with regard to the employment contracts. To the knowledge of the Warrantors, no officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes, directly or indirectly, with a Group Company, except that any of the foregoing persons may have record ownership interest in the Company or own shares in publicly traded companies that may compete with a Group Company. No affiliate of any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. To the knowledge of the Warrantors, no officer or director of a Group Company or any affiliate of any such person has had, either directly or indirectly, any interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which a Group Company is a party or by which it may be bound or affected.

20. Restricted Share Agreement. Prior to or at the Closing, The Restricted Share Agreement remain in full force and effect, and the Company has furnished to the Purchaser true and complete copies of the forms of the Restricted Share Agreement at the Closing.

21. Minute Books. The minute books of each Group Company made available to the Purchaser contain a complete summary of all meetings and actions taken by directors and shareholders or owners of each Group Company since their respective time of formation, and reflect all transactions referred to in such meetings and actions accurately in all material respects.

22. Disclosure. No representation or warranty in this Agreement or in any written statement or certificate furnished or to be furnished to the Purchaser pursuant to any Transaction Agreements contain any untrue statement of a material fact or omits to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading in any way. Each of the Group Companies has fully provided the Purchaser with all the information that the Purchaser has requested for deciding whether to purchase the Shares.

23. Labor Agreement and Actions; Employee Compensation. No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of a Group Company. To the knowledge of the Warrantors, there is no strike or other labor dispute involving a Group Company pending or threatened (nor has there been since the incorporation of each Group Company), nor is any Group Company aware of any labor organization activity involving its employees. To the knowledge of the Warrantors, none of the officers or key employees, or any group of key employees, intends to terminate his, her or their employment with a Group Company, nor does such Group Company have a present intention to terminate the employment of any of the foregoing individuals. Each Group Company has complied in all respects with all applicable national, provincial, local or municipal equal employment opportunity and other laws related to employment. No Group Company is a party to or bound by any currently effective employment contract that provides for compensation exceeding three (3) months’ average remuneration of that employee upon termination (except for as required by applicable laws), deferred compensation agreement, severance agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

24. Employment Agreements; Consulting Agreements. Each employee, officer and consultant (including the Founders other than Jian Chen) of the Company has entered into an employment agreement or consulting agreement, as applicable, substantially in the form attached hereto as Exhibit I. Such employment agreements or consulting agreements are valid and in full force. A complete and current list of the compensation package of each of the Founders other than Jian Chen is set forth in the Disclosure Letter.

25. Option Agreements. Each person who, pursuant to any benefit, bonus or incentive plan of the Company, holds any option, warrant or right to acquire Ordinary Shares or other securities of the Company, has entered into or is otherwise bound by an agreement granting the Company (a) the right to repurchase any unvested shares for the original purchase price, or to cancel the unvested option, warrant or right, in the event the holder’s employment or services with the Company terminate for any reason, subject to release of such repurchase or cancellation right on terms and conditions specified by the Board (including the Preferred Director), and (b) a right of first refusal with respect to all such shares. Such Ordinary Shares are also subject to the customary market standoff restrictions. The Company has furnished to the Purchaser true and complete copies of the forms of all option agreements.

26. Tax Representations. No Group Company is, or will be immediately after the Closing, a “Controlled Foreign Corporation” (“CFC”) as defined in the Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the shares held by Purchaser. No Group Company is, or will be immediately after the Closing, a “Passive Foreign Investment Company” (“PFIC”) within the meaning of Section 1297 of the Code. Each Group Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times, each Group Company is treated as a corporation for United States federal income tax purposes. In the event that the Purchaser’s interest in any Group Company is determined by counsel or accountants to be subject to the reporting requirements of either or both of Sections 6038 and 6038B, each Group Company agrees, upon a request from the Purchaser, to provide such information to the Purchaser as may be necessary to fulfill the Purchaser’s obligations thereunder.

27. Compliance with Laws; Consents and Permits. Each Group Company has not conducted any activity in material violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder (including without limitation those contemplated under the other Transaction Agreements) shall have been obtained or made prior to and be effective as of the Closing. Each Group Company has all material approvals, franchises, permits, licenses and any similar authority necessary for the conduct of its business. No Group Company is in default under any of such approvals, permits, licenses or other similar authority, nor is it in receipt of any letter or notice from any relevant authority notifying revocation of any such approvals, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each Group Company. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of each Group Company which are subject to periodic renewal by any governmental or administrative authorities, no Group Company has any reason to believe that such requisite renewals will not be granted by the relevant authorities. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Warrantors is required in connection with the valid execution, delivery and consummation of the transactions contemplated hereunder, or the offer, sale, issuance or reservation for issuance of the Preferred Shares and the Ordinary Shares.

28. Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

29. Safety Laws. None of the Group Companies is in violation of any applicable statute, law, or regulation relating to occupational health and safety, and to the knowledge of the Warrantors, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

30. Exempt Offering. The sale and delivery of the New Shares by the Company pursuant to this Agreement are exempt from the registration requirements of the Securities Act and from the registration or qualification requirements of any other applicable securities laws and regulations.

31. FCPA Compliance. None of the Group Companies and, to the Warrantors’ knowledge, any of their directors, administrators, officers, board of directors (supervisory and management) members or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist any Group Company to obtain or retain business for, or direct business to any Group Company, as applicable, subject to applicable exceptions and affirmative defenses. None of the Group Companies and any of their respective directors, administrators, officers, board of directors (supervisory and management) members and employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

32. OFAC Compliance To the Warrantors’ knowledge, neither the Company nor any Group Company or any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any Group Company is an OFAC Sanctioned Person (as defined below). To the Warrantors’ knowledge, the Group Companies and their directors, administrators, officers, administrators, board of directors (supervisory and management) members or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable United States and PRC anti-money laundering laws and regulations. To the knowledge of the Warrantors, none of (i) the purchase and sale of the Shares, (ii) the execution, delivery and performance of the Transaction Agreements, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by the shareholder of a Group Company or any of its employees, of any of the OFAC Sanctions or of any anti-money laundering laws of the United States, the PRC or any other jurisdiction.

For the purpose of this Section 32, “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program ths administered by OFAC. For ease of reference, and way of limitation, OFAC Sanctions programs are described on OFAC’s website at eas.gov/ofac.